PTC INC.
FOURTH QUARTER FISCAL 2015
PREPARED REMARKS
October 28, 2015

Please refer to the "Important Disclosures" section of these prepared remarks for important information about our operating metrics, GAAP and non-GAAP definitions, and other important disclosures. In addition, please refer to the PTC Q4 FY'15 Financial Data tables posted with these prepared remarks to PTC's Investor Relations website at investor.ptc.com for a reconciliation between our GAAP and non-GAAP measures.

Key Highlights of Quarterly Performance

In Millions	Q4 FY'15	YoY	YoY CC	Management Comments
Total Revenue (GAAP)	$312.6	(15%)	(6%)
•Total revenue was above the midpoint of our Q4 guidance range.
•Software revenue decreased 4% YoY CC, driven in large part by a higher mix of Subscription bookings; professional services revenue declined (27%) YoY and (19%) YoY CC driven in part by strong growth in service partner bookings. In addition, recurring Software revenue was negatively impacted by 6 fewer days in the quarter as compared to last year – or (7%).

Total Revenue (Non-GAAP)	$313.1	(15%)	(6%)
Software Revenue (GAAP)	$264.6	(12%)	(4%)
•Software revenue was above the midpoint of our Q4 guidance.
•L&S revenue was above the midpoint of Q4 guidance due to better than expected results in IoT and SLM.  As compared to Q4'14, the constant currency revenue decline was due to a higher mix of Subscription bookings, offsetting higher overall L&S bookings, which grew 3% in constant currency.  On a license mix-adjusted basis, non-GAAP L&S revenue was up 4% YoY CC and software revenue was up 3% YoY CC.
•L&S subscription bookings mix increased from 4% in Q4'14 to 20% in Q4'15.
•Support revenue was slightly above Q4 guidance due in part to a strong percentage of support renewals in the quarter.   Support revenue decreased 8% YoY and was about flat YoY CC due to 6 fewer days in the quarter and a higher mix of Subscription.

Software Revenue (Non-GAAP)	$264.9	(12%)	(4%)
EPS (GAAP)	$0.08	(76%)	(107%)	•Non-GAAP EPS was above our guidance driven by lower operating expenses and a lower tax rate. •On a constant currency, license mix-adjusted basis, non-GAAP EPS growth would have been 45% YoY.
EPS (Non-GAAP)	$0.67	1%	20%

Key Highlights of Annual Performance

In Millions	FY'15	YoY	YoY CC	Management Comments
Total Revenue (GAAP)	$1,255.2	(7%)	0%	•Software revenue increased 3% YoY CC and professional services revenue declined (11%) YoY CC, reflecting strong growth in service partner bookings.
Total Revenue (Non-GAAP)	$1,259.1	(7%)	0%
Software Revenue (GAAP)	$1,029.5	(5%)	3%
•L&S revenue declined (4%) YoY CC and (3%) YoY CC on a non-GAAP basis. We had fewer large deals in our Core business stemming from a weaker than expected macroeconomic environment impacting spending among discrete manufacturing customers and a tough revenue compare in CAD and ePLM, which had increased in the double digits in FY'14.
•A higher mix of Subscription bookings in FY'15 also contributed to the decline in non-GAAP L&S revenue. On a license mix-adjusted basis, non-GAAP L&S revenue was flat YoY CC and software revenue was up 5% YoY CC.
•L&S subscription bookings mix increased from 8% in FY'14 to 17% in FY'15.
•Support revenue decreased (1%) YoY and increased 7% YoY CC due to strong L&S bookings in FY'14 and pricing actions at the beginning of FY'15.

Software Revenue (Non-GAAP)	$1,032.3	(4%)	3%
EPS (GAAP)	$0.54	(60%)	(50%)
•FY'15 EPS declined due to the impact of foreign currency depreciation vs. the US dollar, a higher mix of subscription bookings, $73 million of pension expenses recorded in connection with terminating a U.S. pension plan and a $14 million legal settlement accrual.
•FY'15 non-GAAP EPS increased 21% YoY CC due to lower expenses, including lower performance-based variable compensation and a lower tax rate, offsetting revenue declines primarily driven by a stronger US dollar, a higher mix of Subscription bookings.

EPS (Non-GAAP)	$2.23	3%	21%

Quarterly Software Performance by Solution Area

In Millions	Q4 FY'15	YoY	YoY CC	Management Comments
CAD Software	$123.3	(19%)	(10%)
•CAD support revenue decreased (11%) YoY and (1%) YoY CC, negatively impacted by 6 fewer days in the quarter.
•CAD L&S revenue decreased (34%) YoY and (28%) YoY CC due primarily to lower CAD L&S bookings, which decreased (22%) YoY CC driven by fewer large deals and a weaker macroeconomic environment impacting spending among discrete manufacturing customers. Subscription mix did not significantly impact CAD L&S revenue.

ePLM Software	$99.2	(14%)	(6%)
•ePLM support revenue decreased (6%) YoY and increased 2% YoY CC, negatively impacted by 6 fewer days in the quarter.
•ePLM L&S revenue declined (24%) YoY and (15%) YoY CC, with high single digit YoY CC growth in our ALM business offset by a decline in our PLM business driven by fewer large deals and a higher mix of subscription bookings.
•ePLM L&S bookings increased 4% YoY CC driven by strong double digit growth in ALM bookings offset by a mid-single digit decline in PLM bookings.

IoT Software (GAAP)	$11.0	175%	181%
•IoT support revenue and L&S revenue both increased over 100% YoY driven by strong growth in our ThingWorx® platform and the acquisition of Axeda in August 2014, despite 6 fewer days in the quarter.
•IoT L&S bookings increased 208% YoY CC.  During Q4'15, we added 108 new IoT logos.
•IoT non-GAAP L&S revenue was 10% of total L&S revenue and IoT L&S bookings were 10% of total L&S bookings.

IoT Software (Non-GAAP)	$11.3	121%	125%
SLM Software	$31.2	7%	15%
•SLM support revenue decreased (8%) YoY and (3%) YoY CC, negatively impacted by 6 fewer days in the quarter.
•SLM L&S revenue increased 34% YoY and 47% YoY CC.
•SLM L&S bookings increased 59% YoY CC, benefitting from our pipeline rebuilding efforts during FY'14 and early FY'15.

Annual Software Performance by Solution Area

In Millions	FY'15	YoY	YoY CC	Management Comments
CAD Software	$492.7	(12%)	(4%)
•CAD support revenue decreased (5%) YoY and increased 3% YoY CC.
•CAD L&S revenue decreased (26%) YoY and (19%) YoY CC primarily due to lower L&S bookings and a modestly higher mix of L&S subscription bookings in FY'15.
•CAD L&S bookings decreased (18%) YoY CC driven by fewer large deals and a weaker macroeconomic environment impacting spending among discrete manufacturing customers, as well as a challenging comparison versus FY'14 when CAD L&S bookings increased 15% YoY CC.

ePLM Software	$373.4	(7%)	0%
•ePLM support revenue increased 4% YoY and 10% YoY CC.
•ePLM L&S revenue decreased (22%) YoY and (14%) YoY CC with growth in ALM and cloud services offset by a decline in our PLM business.
•ePLM L&S bookings decreased (15%) YoY CC with double digit growth in ALM L&S bookings offset by a decline in PLM L&S bookings. During FY'15 we saw fewer ePLM large deals and a weaker macroeconomic environment impact spending among discrete manufacturing customers, as well as a challenging comparison versus FY'14 when ePLM L&S bookings increased 16% YoY CC.

IoT Software (GAAP)	$49.2	923%	934%
•IoT support revenue and L&S revenue both increased over 800% YoY, driven by strong growth in our ThingWorx® platform and the acquisition of Axeda in August 2014.
•IoT L&S bookings increased 442% YoY CC for FY'15, driven by strong growth in new ThingWorx® customer bookings and follow-on business with existing IoT customers, as well as the acquisition of Axeda. On a pro forma basis, if we include Axeda's pre-acquisition bookings during FY'14, then FY'15 bookings would have increased more than 150%.  During FY'15, we added 290 new IoT logos.
•IoT non-GAAP L&S revenue was 13% of total L&S revenue and IoT L&S bookings were 12% of total L&S bookings.

IoT Software (Non-GAAP)	$52.0	778%	787%
SLM Software	$114.2	0%	6%
•SLM support revenue was flat YoY and increased 5% YoY CC.
•SLM L&S revenue increased 1% YoY and 7% YoY CC with growth in our service information, service parts management, and SLM cloud services business.
•SLM L&S bookings increased 7% YoY CC for the full year and 33% YoY CC in the second half of FY'15, driven by our pipeline rebuilding efforts during FY'14 and early FY'15.

Quarterly Software Performance by Region

In Millions	Q4 FY'15	YoY	YoY CC	Management Comments
Americas Software (GAAP)	$109.4	(13%)	(12%)
•Americas support revenue decreased (1%) YoY, negatively impacted by 6 fewer days in the quarter. On a constant currency basis, a higher mix of L&S subscription bookings impacted revenue by 140 basis points.
•Americas L&S revenue decreased (31%) YoY with strong growth in IoT offset by declines in SLM, CAD and ePLM. The decrease was due to lower L&S bookings and an increased mix of subscription bookings. On a license mix-adjusted basis, L&S revenue decreased (13%) YoY CC.
•Americas L&S bookings decreased (16%) YoY CC with rapid growth in IoT offset by declines in CAD, ePLM, and SLM bookings due in part to a challenging comparison when we had one mega deal in the region and a challenging macroeconomic environment.

Americas Software (Non-GAAP)	$109.6	(13%)	(13%)
Europe Software	$99.9	(15%)	1%
•Europe support revenue decreased (14%) YoY and increased 2% YoY CC, despite the negative impact of 6 fewer days in the quarter.
•Europe L&S revenue decreased (16%) YoY and was flat on a YoY CC basis with strong growth in IoT, SLM, and ePLM offset by a decline in CAD. On a license mix-adjusted basis, L&S revenue increased 19% YoY CC.
•Europe L&S bookings increased 17% YoY CC with strong growth in ePLM, SLM, and IoT partially offset by a decline in CAD and despite a challenging comparison with Q4 FY'14 when we had one mega deal in the region.

Japan Software (GAAP)	$23.4	(4%)	16%
•Japan support revenue decreased (17%) YoY and was flat on a YoY CC basis, despite the negative impact of 6 fewer days in the quarter.
•Japan L&S revenue increased 28% YoY and 55% YoY CC with growth in IoT, SLM, and ePLM offset by a decline in CAD.
•Japan L&S bookings increased 54% YoY CC with strong growth in ePLM, SLM, and IoT partially offset by a decline in CAD.

Japan Software (Non-GAAP)	$23.5	(4%)	16%
Pacific Rim Software	$31.9	(6%)	(2%)
•Pacific Rim support revenue decreased (5%) YoY and was flat on a YoY CC basis, negatively impacted by 6 fewer days in the quarter.
•Pacific Rim L&S revenue declined (7%) YoY and (3%) YoY CC with growth in IoT and SLM offset by declines in ePLM and CAD. On a license mix-adjusted basis, L&S revenue was flat YoY CC.
•Pacific Rim L&S bookings were flat YoY CC with strong growth in IoT and SLM, and modest growth in CAD, offset by a decline in ePLM.

Annual Software Performance by Region

In Millions	FY'15	YoY	YoY CC	Management Comments
Americas Software (GAAP)	$434.7	0%	0%
•Americas support revenue increased 6% YoY and 7% YoY CC
•Americas L&S revenue decreased (12%) YoY and (11%) YoY on a non-GAAP basis with rapid growth in IoT and solid growth in SLM offset by declines in CAD and ePLM.  On a license mix-adjusted basis, L&S revenue increased 2% YoY.
•Americas L&S bookings decreased (8%) YoY CC with strong growth in IoT and SLM bookings offset by declines in CAD and ePLM, driven by fewer large deals and a weaker macroeconomic environment impacting spending among discrete manufacturing customers.

Americas Software (Non-GAAP)	$437.0	0%	1%
Europe Software (GAAP)	$377.0	(10%)	4%
•Europe support revenue decreased (7%) YoY and increased 7% YoY CC.
•Europe L&S revenue decreased (15%) YoY and (1%) YoY CC with strong growth in IoT and ePLM on a YoY CC basis and modest growth in SLM on a YoY CC basis offset by a decline in CAD..
•Europe L&S bookings decreased (9%) YoY CC with strong growth in IoT offset by declines in CAD, ePLM, and SLM driven by the impact of fewer large deals versus a challenging FY'14 comparison.

Europe Software (Non-GAAP)	$377.3	(10%)	4%
Japan Software (GAAP)	$99.0	(6%)	9%
•Japan support revenue decreased (10%) YoY and increased 5% on a YoY CC basis.
•Japan L&S revenue was flat YoY and up 16% YoY CC, marking six consecutive years of constant currency L&S revenue growth in Japan. We experienced strong YoY CC L&S revenue growth in IoT, SLM and ePLM offset by a decline in CAD. On a license mix-adjusted basis, L&S revenue increased 19% YoY CC.
•Japan L&S bookings increased 17% YoY CC with rapid growth in IoT, ePLM and SLM partially offset by a decline in CAD.

Japan Software (Non-GAAP)	$99.1	(6%)	9%
Pacific Rim Software	$118.8	0%	2%
•Pacific Rim support revenue increased 5% YoY and 8% YoY CC.
•Pacific Rim L&S revenue declined (5%) YoY and (3%) YoY CC with strong growth in IoT and modest growth in CAD offset by declines in ePLM and SLM. On a license mix-adjusted basis, L&S revenue decreased (1%) YoY CC.
•Pacific Rim L&S bookings declined (1%) YoY CC with rapid growth in IoT and modest growth in CAD offset by declines in ePLM and SLM.

Quarterly Operating Performance

In Millions	Q4'15 GAAP	Q4'15 Non-GAAP	Management Comments
Professional Services Gross Margin	10.5%	13.6%
•Professional services gross margin decreased 330 basis points sequentially on a GAAP basis and decreased 290 basis points on a non-GAAP basis, primarily due to a revenue deferral associated with a cash-basis revenue recognition customer where the related costs of the project were recorded in the quarter.

Sales and Marketing	$82.7	$79.9	•S&M expense was about flat YoY as a percentage of revenue.
S&M % of Revenue	26.5%	25.5%
Research and Development	$52.2	$49.6
•R&D expense as a percentage of revenue was about flat YoY with higher spending related to our IoT, SLM, and ALM businesses, partially offset by restructuring actions taken at the end of Q4 FY'14 and Q2 FY'15.

R&D % of Revenue	16.7%	15.8%
General and Administrative	$99.2	$27.1
•G&A expense as a percentage of revenue increased to 31.7% from 11.8% in Q4 FY'14 primarily due to settlement losses related to the termination of our U.S. pension plan.
•Non-GAAP G&A was about flat YoY as a percentage of revenue.

G&A % of Revenue	31.7%	8.7%
Operating Profit	($7.1)	$87.6
•Settlement losses related to the termination of our U.S. pension plan of $66.3 million were recognized in Q4, but not included in guidance as the amount of the losses varied based on the timing of the settlement and the amount of projected benefit obligations. This caused GAAP operating margin to be below our guidance.
•Non-GAAP operating margin was above our guidance range, driven by higher gross margin and lower operating expense.
•When viewed on a license mix-adjusted CC basis, non-GAAP operating margin would have been approximately 34% in Q4 FY'15.

Operating Margin	(2.3%)	28.0%
Income Taxes	($20.7)	$5.9
•The GAAP income tax rate reflects an $18.7 million valuation allowance release associated with the termination of a U.S. pension plan.
•The non-GAAP tax rate was below our 15% guidance due to the geographic mix of pre-tax income.

Tax Rate	177%	7.1%

Annual Operating Performance

In Millions	FY'15 GAAP	FY'15 Non-GAAP	Management Comments
Professional Services Gross Margin	12.0%	14.8%	•For FY'15 non-GAAP professional services gross margin approximated our guidance of 15%.
Sales and Marketing	$338.8	$326.6
•Our goal is to improve sales efficiency. On a trailing 12-month basis, we generated $1.06 in L&S bookings for every $1.00 of non-GAAP sales and marketing expenses, down (7%) YoY, attributable to lower than expected bookings, which we believe was partially due to macroeconomic conditions.
•In addition, during FY'15 we further segmented our sales force with approximately 15% of our direct sellers focused exclusively on adding new IoT customers, which by design is initially less productive.
•S&M expense as a percentage of revenue increased 70 basis points YoY and 40 basis points on a non-GAAP basis, driven by higher spending related to our IoT business and the acquisitions of Axeda and Atego, partially offset by restructuring actions taken at the end of Q4 FY'14 and Q2 FY'15.

S&M % of Revenue	27.0%	25.9%
Research and Development	$227.5	$215.9
•As part of our portfolio management strategy, we have increased development spending on IoT, our highest growth opportunity.
•R&D expense as a percentage of revenue increased 140 basis points YoY and 120 basis points on a non-GAAP basis driven by higher spending related to our IoT, SLM, and ALM businesses and due to the acquisitions of Axeda, Atego, and ColdLight, partially offset by restructuring actions taken at the end of Q4 FY'14 and Q2 FY'15.

R&D % of Revenue	18.1%	17.1%
General and Administrative	$218.5	$106.6
•G&A expense as a percentage of revenue increased 690 basis points YoY due to expenses related to the termination of our U.S. pension plan of $73 million and by a $14 million legal settlement accrual.
•On a non-GAAP basis G&A expense as a percentage of revenue increased 40 basis points driven by the acquisition of Axeda and Atego, partially offset by restructuring actions taken at the end of Q4 FY'14 and Q2 FY'15.

G&A % of Revenue	17.4%	8.5%
Operating Profit	$56.2	$304.3
•Operating margin declined due to lower revenue from a stronger dollar and a higher mix of Subscription bookings.
•When viewed on a license mix-adjusted CC basis, non-GAAP operating margin would have been approximately 29% in FY'15 vs. 26% in FY'14.

Operating Margin	4.5%	24.2%
Income Taxes	($21.0)	$30.1
•The GAAP income tax rate reflects lower GAAP pretax income, driven in part by lower revenue, a $14 million legal settlement accrual, and a $19 million valuation allowance release associated with the termination of a U.S. pension plan, as well as discrete items in the year and geographic mix of pretax income.
•The non-GAAP tax rate was below our 15% guidance due to discrete items in the year and the geographic mix of earnings.

Tax Rate	(51.2%)	10.4%

Other Highlights

•
In Q4'15, subscription solutions bookings represented 20% of L&S bookings, above our guidance assumption of 14% and far exceeded the 4% in Q4'14. For FY'15 subscription solutions bookings represented 17% of L&S bookings, more than double the 8% in FY'14, and above our guidance assumption of 15%.

•	For both Q4'15 and the full year, approximately 59% of revenue came from recurring revenue streams (subscription solutions and support), up from 53% in the year ago periods.

•
While we experienced substantial YoY and QoQ growth in IoT revenue and bookings, at this stage, our primary goal is to win new accounts or new logos, and then expand within these accounts. We added 108 new IoT customers in Q4 FY'15, bringing our total for FY'15 to 290, significantly exceeding our target of 200 new IoT customer additions in FY'15.

•
We had 21 large deals (transactions with greater than $1 million L&S bookings from a customer during the quarter) in Q4'15, up from 18 in Q4'14. Q4'15 large deals were consistent with our historic average of 30% to 50% of L&S bookings, but total bookings from large deals was down from Q4'14. We had no mega deals (transactions with greater than $5 million of L&S bookings from a single customer) in Q4'15, down from two mega deals in Q4'14. For FY'15 we had 57 large deals, down from 70 in FY'14.

•
We spent approximately $15 million to repurchase 434,000 shares in Q4 FY'15 at an average price of $34.49. In FY'15, share repurchases exceeded our commitment to return 40% of free cash flow to shareholders.

•	We ended the quarter with 329 quota-carrying sales reps, up from 327 in Q3 FY'15.

•
In keeping with our strategy to grow our professional services partner ecosystem, Q4 FY'15 service partner bookings grew by 23% YoY and 55% for the full-year FY'15, with strong bookings growth among our large system integrator partners.

•
Current borrowings under our credit facility total $668 million. Under our current leverage covenant, we are limited to 3.0 times adjusted EBITDA which, as of September 30, 2015, would limit additional revolving credit borrowings to $150 million. Further, if our leverage covenant ratio exceeds 2.75 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year.

New Organization Structure To Drive Focus and Long-Term Growth

FY'15 proved to be a year of great challenge, but also a year of strong progress and change. Deteriorating macroeconomic conditions and a strong dollar pressured our CAD and PLM businesses, while at the same time we further elevated the company's thought leadership, technology leadership and market leadership positions in IoT.

To better navigate what has become a more complex business with our entry into the IoT market, we are creating two business "groups" that will be led by two group presidents: the Solutions Group, incorporating our CAD, ePLM and SLM businesses, and the Technology Platform Group, incorporating our set of IoT technologies. With separate R&D and go-to-market teams, the Groups will be better equipped to address the unique dynamics of their respective end-markets and create the appropriate focus and accountability required to drive sustainable, long-term growth. Technology Platforms will continue to be led by Rob Gremley, and we are bringing in new talent to lead our Solutions Group. We have attracted some very strong candidates with deep managerial expertise and technology leadership experience, including in Cloud and SaaS-based solutions. We look forward to announcing the new executive joining PTC in the near term.

New Reporting and Guidance Metrics

On October 1, 2015, we launched the second phase of our subscription program with the goal of accelerating the company's transition to a predominantly subscription-based licensing model. In keeping with the company's practice of providing shareholders with a broad set of financial and operational metrics to gauge the company's performance, we are providing new guidance metrics, and new reporting metrics will be provided in future quarters. We believe these new metrics are important due to the limitations of relying on traditional financial metrics (revenue, operating margin and EPS) to measure performance during the subscription model transition. Simply stated, the more success we have in driving subscription adoption, the weaker our reported income statement results will be in the short term, effectively masking the significant underlying value we believe will be created. With this in mind, moving forward we intend to provide the following:

•	License and Subscription (L&S) Bookings on a perpetual-equivalent basis
•	Subscription annualized contract value, or ACV
•	Subscription bookings mix
•	Annualized recurring revenue, or ARR, which will include Subscription and Support
•	Within our Software revenue disclosures, we will separately disclose Perpetual, Subscription and Support revenue

We also intend to simplify our operating performance disclosures. Beginning next quarter we will provide revenue results for our two business groups discussed above along with revenue performance by geographic region. We will also share additional commentary on the performance of the businesses within our Solutions Group.

From a guidance perspective, in addition to the current metrics provided, we intend to provide:

•	Total License and Subscription Bookings
•	Subscription ACV
•	Subscription bookings mix
•	Operating expense
•	Annual free cash flow

Guidance and Long-Range Targets

Our FY'16 financial guidance includes the following general considerations:

•
In conjunction with our new organizational structure and as further evidence of PTC's commitment to long-term margin expansion, the company is re-aligning its workforce to achieve operational efficiencies. The company expects these actions to reduce annual operating expenses by approximately $17 million year-over-year, with the full impact achieved as we exit the second fiscal quarter of fiscal 2016. The expected reduction in operating expense is net of a significant increase in performance-based variable compensation relative to FY'15, should we achieve the performance targets, and increased operating expenses associated with a full year of the ColdLight acquisition, and if completed, the Vuforia acquisition.

•
We expect that the reorganization and re-alignment could adversely impact our performance in FY'16, especially early in the year. This impact is reflected more acutely in our Q1'16 bookings guidance with the linearity at the lower-end of our historical average.

•
Current indicators suggest the global manufacturing economy is weaker than what we experienced entering FY'15, with foreign currency depreciation and other acute macro factors potentially weighing on our multinational customers in the Americas and certain weakening economic indicators for manufacturers in Europe, Japan, and China.

•
We expect large deals, which historically represent 30% to 50% of L&S bookings, will remain at the lower end of that range. This is based on the effect of a more challenging global manufacturing economy on large deal volumes in our CAD and ePLM businesses. We have also factored in the potential for smaller average deal sizes as the subscription model accelerates. Unlike the traditional big-deal enterprise perpetual model, subscription models generally follow more of a "land and expand" dynamic with more frequent, but smaller transactions.

•
We expect that approximately 25% of our license and subscription bookings will come in as subscription bookings during FY'16, up from 17% in FY'15 and 8% in FY'14. Having just recently launched the second phase of our subscription program, we are expecting the subscription bookings mix to be approximately 18% in Q1, then accelerate through the year as our sales organization becomes more accustomed to positioning the new licensing model.  We expect to exit the year with subscription bookings higher than the 25% average for the full year.

•	Our guidance is based on current exchange rates.

FY'16 Financial Guidance

In Millions	Q1 FY'16 Low	Q1 FY'16 High	FY'16 Low	FY'16 High	Management Comments
Subscription ACV(1)	$6	$6	$40	$45	•FY'16 subscription ACV guidance represents approximately 40% growth YoY.
License and Subscription Bookings(1)	$62	$70	$320	$350	•Our bookings guidance reflects caution about the macroeconomic climate, organization changes that we are undertaking, and the potential for smaller average deal sizes.
Subscription % of Bookings(1)	18%	18%	25%	25%
•We anticipate a higher mix of subscription bookings in FY'16 driven by new changes to our subscription pricing, packaging, and sales incentives.
•Our mix of subscription bookings in Q1'16 is likely to come in below the full year number based on a higher number of perpetual deals in our current sales funnel.

Subscription Revenue	$20	$20	$90	$90	•FY'16 subscription revenue guidance represents approximately 35% growth YoY.
Support Revenue	$170	$170	$700	$700	•Guidance reflects the impact of a higher % of subscription bookings, which lowers the perpetual revenue and associated Support revenue.
Perpetual License Revenue	$52	$57	$240	$260	•FY'16 guidance reflects a (12%) decrease YoY at the mid-point, reflecting a higher anticipated mix of subscription bookings.
Software Revenue	$242	$247	$1,000	$1,020
Professional Services Revenue	$48	$48	$200	$200	•We expect further transition of certain customer engagements to our partner ecosystem and ongoing development of solutions that require less professional services to deploy.
Total Revenue	$290	$295	$1,200	$1,220

(1)See "Important Disclosures" below for a description of these metrics.

Financial Guidance Continued
In Millions	Q1 FY'16 Low	Q1 FY'16 High	FY'16 Low	FY'16 High	Management Comments
Operating Expense (GAAP) Operating Expense (Non-GAAP)	$188 $158	$190 $160	$714 $627	$729 $642
•Our non-GAAP operating expense guidance for FY'16 reflects a (2%) decrease YoY due to the impact of our Q1'16 re-alignment actions.
•The expected decrease in operating expense is net of a significant increase in performance-based variable compensation relative to FY'15, should we achieve the performance targets, and increased operating expenses associated with the full year ColdLight acquisition and, if completed, the Vuforia acquisition.

Operating Margin (GAAP)	9%	10%	13%	14%
•Our non-GAAP operating margin guidance for FY'16 is approximately 23% vs. 24% in FY'15 due to the anticipated increase in subscription bookings mix.
•If adjusted for the expected increase in subscription mix, non-GAAP operating margin would have increased about 100 basis points.
•We are targeting a 16% non-GAAP professional services gross margin in FY'16.

Operating Margin (Non-GAAP)	22%	22%	23%	23%
Tax Rate (GAAP)	20%	20%	20%	20%
Tax Rate (Non-GAAP)	20%	15%	20%	15%
Shares Outstanding	116	116	116	116	•We expect share count to be 116 million, with planned share repurchases weighted to the latter part of the year.
EPS (GAAP)	$0.15	$0.17	$0.95	$1.05
EPS (Non-GAAP)	$0.40	$0.45	$1.80	$1.90
Free Cash Flow			$215	$225
•Our FY'16 free cash flow guidance excludes the expected $40 million to $50 million restructuring charges associated with our re-alignment actions, and the $13.6 current amount of our legal settlement reserve that we may pay to the Securities and Exchange Commission and the Department of Justice to resolve our previously announced investigation in China.

Our guidance above assumes 18% mix of subscription bookings in Q1 FY'16 and 25% for the full-year FY'16. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, every 1% change in subscription mix will raise or lower annual revenue by approximately $3 million, annual non-GAAP operating margin by approximately 20 basis points and annual non-GAAP EPS by approximately $0.02. For example, based on our current FY'16 guidance assumptions, if subscription bookings were to accelerate to 30% for the year, total revenue at the mid-point of guidance would be approximately $1,195 million (vs. midpoint guidance of $1,210 million), non-GAAP operating margin would be approximately 22% (vs. guidance of 23%) and non-GAAP EPS would be approximately $1.76 (vs. midpoint guidance of $1.86).  Of course, the incremental value created by a higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term.

The first quarter and full year FY'16 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below and their income tax effects, as well as any discrete tax items that occur, if any.  Additionally, the Q1'16 and full year FY'16 GAAP and non-GAAP operating margin and GAAP and non-GAAP EPS guidance exclude the charge related to restructuring actions described above.  The charge is estimated to be between $40 million and $50 million, substantially all of which will be incurred in Q1 and Q2 of FY '16.

In Millions	Q1 FY'16	FY'16
Effect of acquisition accounting on fair value of acquired deferred revenue	-	$ 1
Stock-based compensation expense	24	64
Intangible asset amortization expense	13	50
Acquisition-related charges	1	1
Total Estimated GAAP adjustments	$ 38	$ 116

Preview of New Long-Range Targets (Non-GAAP)

We will be providing details on our new long-range target model at our upcoming analyst day on November 10, 2016, including the specific impact we expect the subscription transition to have on near-term and long-term growth, margins and cash flow.  To provide initial assistance in modeling our businesses we include the following guidelines:

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We believe that the initiatives we are driving in our Solutions Group and strong position we have established in our Technology Platform Group together can drive ~10% bookings growth by FY'18.  This is predicated on achieving growth in our Solutions Group in line with market growth rates of ~6% by FY18 and growth in our Technology Platform Group in line with market growth rates of ~40%.

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Exiting FY'18 we expect to see continued bookings growth, which in turn, we expect to drive ~10% total revenue growth by FY'21, when we expect our financial results will have normalized from the subscription transition.

•	We expect our subscription bookings mix will accelerate throughout FY'16, averaging 25% for the full-year, then continue to grow through FY'18, when we expect to achieve a steady-state mix of 70%.
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Based on these high-level assumptions, we expect revenue, operating margin and free cash flow to trough in FY'18, begin to recover in FY'19 and normalize in FY'21, at which point we expect to achieve non-GAAP operating margins in the low 30% range.

Important Disclosures

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Reporting metrics and non-GAAP definitions – Management believes certain non-GAAP financial measures provide additional meaningful financial information that should be considered when assessing our ongoing performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

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Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY'15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

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Bookings Metric – Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription transactions, we define bookings as either the annualized contract value (ACV) of a new subscription multiplied by a conversion factor of 2 or the perpetual license revenue recognized. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define ACV as the total value of a new subscription solutions booking divided by the term of the contract (in days) multiplied by 365, unless the term is less than one year, in which case the contract value equals the ACV. Because subscription solutions bookings is a metric we use to approximate the value of subscription solution sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription solution sales or that would be recognized if the sales were perpetual licenses. When calculating L&S bookings for a period, we add the value of the converted subscription solutions booking to our perpetual license revenue recognized for the period.

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License Mix-Adjusted Metrics ‑ assume that all new software and cloud services bookings since the start of FY'14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is recognized ratably over a 12-month period and is assumed to renew in subsequent years.

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Free Cash Flow – is cash provided by operating activities less capital expenditures, and excludes the impact of restructuring charges we may incur and other significant unpredicted discrete items. Management believes this is an important metric in evaluating our financial performance as it enables investors to assess our ability to generate cash without incurring additional external financings.

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Non-GAAP Revenue – excludes the fair value adjustment for acquired deferred revenue. We consider the use of non-GAAP revenue helpful in understanding the ongoing operating performance of our business. Furthermore, we disclose revenue trends across three lines of business: (1) license & subscription solutions; (2) support; and (3) professional services. In Q1'15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY'14 support revenue as subscription (less than $4 million).

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Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. Based on current revenue and expense levels, a $0.10 move on the USD|EUR exchange rate will impact annualized

 revenue by approximately $35 to $40 million and EPS by approximately $0.11 to $0.15. Given recent fluctuation in the YEN|USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and EPS by approximately $0.04 to $0.06.

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Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare actual reported results converted into U.S. dollars based on the corresponding prior year's foreign currency exchange rates to reported results for the comparable prior year period.

China Matter Update
In the third quarter of FY'15, we recorded a reserve of $13.6 million associated with discussions with the Securities and Exchange Commission and the Department of Justice to resolve our previously announced investigation in China.  That accrual represents the minimum amount of liability we expect to incur if we are able to reach a settlement in this matter, and does not include any amounts associated with any fines by those agencies.  We are involved in discussions with respect to potential fines and the amount of the accrual could increase by the time we file our Annual Report on Form 10-K, resulting in a change to our reported fourth quarter and fiscal year 2015 results.  There can be no assurance that we will reach a settlement with these agencies or that the cost of such settlements, if reached, would not materially exceed the existing accrual.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, a litigation accrual related to resolution of our previously disclosed China investigation, certain identified non-operating gains and losses, the related tax effects of the preceding items, and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC's financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the current period by the exchange rates in effect for the comparable prior period.

PTC also provides information on "free cash flow" and "free cash flow return" to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures and free-cash flow return is the value of shares repurchased divided by free cash flow.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our first quarter and full fiscal 2016, long-term targets and other future financial and growth expectations, anticipated tax rates, expected market growth rates, the long-term prospects for PTC and announced acquisitions, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility that our businesses, including our Internet of Things (IoT) and SLM businesses, may not expand and/or generate the revenue we expect, the possibility that our investments in our IoT and connected service solutions may not generate the revenue we expect, the possibility that market size and growth estimates may be incorrect and that we may be unable to grow our business at or in excess of market growth rates, the possibility that new products released and planned products, including IoT enabled core products, may not generate the revenue we expect or be released as we expect, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results, the possibility that our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that customers may not purchase subscriptions at the rate we expect, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that our workforce realignment not achieve the expense savings we expect and may adversely affect our operations, the possibility that we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases, the possibility that the Vuforia acquisition may not be completed, and the possibility that we may incur greater acquisition-related expenses than we expect.

In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.